Exhibit 10.5

AGREEMENT

This Agreement is made and is effective as of October 15, 2008 by and between Santa Lucia Bank (“Company”) and Jean Hawkins (“Director”).

WHEREAS, Director is currently a director of Company and its wholly owned subsidiary, Santa Lucia Bank (“Bank”), and Director’s background, expertise and efforts have contributed to the success and financial strength of the Company; and

WHEREAS, the Company wishes to assure itself of the continued opportunity to benefit from Director’s services on the board of directors, (“Board”) and Director wishes to serve in such capacity of the Company;

WHEREAS, the Board has determined that the best interests of the Company would be served by setting forth certain benefits which the Company will provide to Director if the Director remains a member of the Board up to and including the consummation of a Change in Control of the Company; and

WHEREAS, the Company wishes to provide a specific incentive to Director to remain on the Board through and including the consummation of any Change in Control of the Company, as defined herein.

NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an agreement on the terms and conditions set forth below.  This agreement (“Agreement”) therefore sets forth those benefits which the Company will provide to Director in the event of a “Change in Control of the Company” (as defined in paragraph 2) under the circumstances described below or in contemplation of a Change in Control as discussed in Paragraph 1 below.  Accordingly, in consideration of the premises and the respective covenants and agreements of or in contemplation of a Change in Control as discussed in Paragraph 1 below herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       TERM.  If a Change in Control of the Company should occur while Director is still a member of the Board, then this Agreement shall continue in effect from the date of such Change in Control of the Company for so long as Director remains eligible to receive payments from the Company under that certain Endorsement Method Split Dollar Plan Agreement by and between Director and Company dated January 10, 2001 attached hereto as Exhibit A; provided, however, that the expiration of the term of this Agreement shall not adversely affect Director’s rights under this Agreement which have accrued prior to such expiration. If no Change in Control of the Company occurs before Director’s status as a Director of the Company is terminated, this Agreement shall expire on such date.

2.                                       CHANGE IN CONTROL. For purposes of this Agreement, “Change in Control” means a change of control of the Company or Bank, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act, whether or not the Bank or Company is then subject to such reporting requirement; provided, however, that a transaction in which the Bank or Company is the acquirer regardless of the form of the transaction shall not be a Change in Control for purposes of this Agreement; provided further however, that without limitation, a Change in Control shall be deemed to have occurred if:

(i)                                     there is a transfer, voluntarily or by hostile takeover, by proxy contest (or similar action), operation of law, or otherwise, of control of the Bank or Company;

(ii)                                  any Person is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereof), directly or indirectly, of securities of the Bank or Company representing 20% or more of the combined voting power of the Bank’s or Company’s then outstanding securities (other than in the case of the ownership by Company of Bank securities);

(iii)                               the individuals who were members of the Board immediately prior to a meeting of the shareholders of the Bank or Company, which meeting involves a contest for the election of directors, do not constitute a majority of the Board following such meeting or election;

(iv)                              a merger is completed in which the Bank or Company is not the surviving entity (unless the stockholders of Bank or Company, as the case may be, immediately before such merger own immediately after such merger more than a majority of the voting securities of the surviving entity), a consolidation or sale of all or substantially all of the assets of the Bank or Company; or

(v)                                 there is a change, during any period of two consecutive years, of a majority of the Board or of the board of directors of Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.

3.                                       BENEFITS FOLLOWING CHANGE IN CONTROL.  If a Change in Control of the Company shall have occurred while Director is still a director of the Company, Director shall be entitled to the payments and benefits provided in paragraph 4 hereof.

4.                                       BENEFITS FOR DIRECTOR.  If, after a Change in Control, the acquiring company chooses, or causes the Bank or surviving entity to surrender the life insurance policy maintained by the Bank under the Director’s Life Insurance Endorsement Method Split Dollar Plan Agreement without replacing it or the policy otherwise ceases to exist prior to the death of Director, Santa Lucia Bank or the acquiring company shall pay to Director Jean Hawkins ($35,000.00) upon the surrender or otherwise termination of the policy.  The obligations set forth in the preceding sentence shall survive any termination of this Agreement.

The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Director’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan of the Company, any employment agreement or other contract, plan or arrangement of the Company, except to the extent necessary to prevent double payment under any severance plan or program of the Company in effect at the date of the Change of Control.

2

5.                                       SUCCESSOR’S BINDING AGREEMENT

(i)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Director expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(ii)  This Agreement shall inure to the benefit of, and be enforceable by, Director’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If Director should die while any amounts would still be payable to Director hereunder if Director had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Director’s devisee, legatee or other designee or, if there be no such designee, to Director’s estate.

6.                                       NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, provided that all notices to the Company should be directed to the attention of the Chairman of the Company’s Compensation Committee, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.                                       FURTHER ASSURANCES.  Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

8.                                       MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and such officer as may be specifically designated by the Board of Directors of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not set forth expressly in this Agreement.  This Agreement contains the entire agreement among the parties and supersedes and replaces any prior agreement between the parties concerning the subject matter hereof.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

9.                                       VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

3

10.                                 COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.                                 ARBITRATION.  Any dispute or controversy arising or in connection with this Agreement shall, upon written request of one party to the other, be submitted to and settled exclusively by arbitration pursuant to the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.  The cost of such arbitration, including reasonable attorney’s fees, shall be borne by the losing party or in such proportions as the arbitrator(s) shall decide.  Arbitration shall be the exclusive remedy of Director and the Company and the award of the arbitrator(s) shall be final and binding upon the parties.  All reasonable costs, including reasonable attorney’s fees, incurred in enforcing an arbitration award in court, or of seeking a court order to compel arbitration, shall be borne by the losing party in such proceedings.

12.                                 ADVICE OF COUNSEL.  Director acknowledges that he/she has been encouraged to consult with legal counsel of his/her choosing concerning the terms of this Agreement prior to executing this Agreement.  Any failure by Director to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement.  The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement.  Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

14.                                 TAXES.

(i)                                     All payments to be made to Director under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

(ii)                                  In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code, as amended (the “Code”)), to the Director or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his service as a director of the Company or a Change in Control (including the accelerated exercise of any stock options)(any such payment or benefit being a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Director with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Director will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the total Excise Tax imposed on the Director as a result of such Payments (including the Excise Tax reimbursement due pursuant to this sentence and the Excise Taxes on any federal and state tax reimbursements due pursuant to the next subsection).

(iii)                               If Company is obligated to pay the Director pursuant to the preceding subsection, Company also shall pay the Director an amount equal to the “total presumed federal and state taxes” that could be imposed on the Director with respect to the Excise Tax reimbursements due to the Director pursuant to the preceding subsection and the federal and state tax reimbursements due to the Director pursuant to this sentence. For purposes of the preceding sentence, the “total

4

presumed federal and state taxes” that could be imposed on the Director shall be conclusively calculated using a combined tax rate equal to the sum of (a) the highest individual income tax rate in effect under (i) Federal tax law and (ii) the tax laws of the state in which the Director resides on the date that the payment under this Section 14 is computed and (b) the hospital insurance portion of FICA.

(iv)                              No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes. Director shall be responsible for paying the actual taxes.

(v)                                 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by Vavrinek Trine Day & Co. or by any successor accounting firm appointed by the Company prior to any Change in Control (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Director within five days after the date the insurance policy referred to in Section 4 is terminated or at such other time as requested by the Company or by the Director (provided the Director reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Director with respect to a Payment or Payments, it shall furnish the Director with an opinion reasonably acceptable to the Director that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Director, the Director shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 8 shall be paid by the Company to the Director within five days of the receipt of the Accounting Firm’s determination. The existence of the Dispute shall not in any way affect the Director’s right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Director any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Director subject to the application of Section 14(vi) below.

(vi)                              Notwithstanding anything contained in this Agreement to the contrary, in the event that according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	SANTA LUCIA BANK
7480 El Camino Real
Atascadero, California 93422

/s/ John C. Hansen	By:	/s/ Larry H. Putnam
Witness	Its: Chief Executive Officer
Print name: Larry H. Putnam

5

THE DIRECTOR
7480 El Camino Real
Atascadero, California 93422

/s/ John C. Hansen	/s/ Jean Hawkins
Witness	Jean Hawkins

EXHIBIT A

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer:	West Coast Life

Policy Number:	ULA349307

Bank:	Santa Lucia Bank

Insured:	Jean Hawkins

Relationship of Insured to Bank:	Director

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.                                       DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.                                   POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.                               BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.                              PREMIUM PAYMENT METHOD AND BANK’S DUE DILIGENCE

Subject to the following, the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force. The Bank shall exercise due diligence in reviewing the financial stability of the insurance company and the policy that are the subject of this Agreement. If the Bank believes that the Insurer under the policy is financially weak or that the policy is not performing well, the Bank may, at any time, surrender the policy or substitute a different policy provided that the Bank is under no obligation to invest in such replacement policy any more than the proceeds available from the cash surrender value of the original policy. The Director will cooperate by undertaking any necessary medical examination. If the Bank chooses to surrender the above-referenced policy without replacing it or the policy otherwise ceases to exist prior to the death of the Insured, the Bank agrees to pay the Insured’s named beneficiary(ies) Thirty-Five Thousand Dollars ($35,000,00) as a death benefit under Paragraph VI of this Agreement.

V.                                  TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.                              DIVISION OF DEATH PROCEEDS

Subject to Paragraphs IV, VII and IX herein, the division of the death proceeds of the policy is as follows:

A.                                   If the Insured is employed by the Bank, or has retired from the Bank on or subsequent to the Insured attaining age sixty-five (65), then upon the death of the Insured, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the amount set forth in Exhibit A, attached hereto and fully incorporated herein by reference, that corresponds to the age of the Insured at the time of death, or an amount equal to one hundred percent (100%) of the net-at-risk insurance portion of the proceeds, whichever amount is less. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

B.                                     The Bank shall be entitled to the remainder of such proceeds.

C.                                     The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.                          DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.                      RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.                              TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

A.                                   The Insured shall leave the service of the Board of the Bank (voluntarily or involuntarily) prior to attaining age sixty-five (65);

B.                                     The Insured shall be discharged from service on the Board of the Bank for cause. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to comply with directives of the Board of Directors; (v) an intentional failure to perform stated duties; or (vi) a breach of fiduciary duty involving personal profit; or

C.                                     Surrender, lapse, or other termination of the Policy by the Bank.

Upon such termination, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

A.                                   The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

B.                                     The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.                                  INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.                              AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.                    ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.                                   Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be Santa Lucia Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.                                     Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.                                     Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.                                    Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Benmark, Inc. (800-544-6079). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.                      GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.                     INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.                         CHANGE OF CONTROL

Change of Control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank from the date of this Agreement. For the purposes of this Agreement, transfers on account of death or gifts, transfers between family members, or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control. Upon a Change of Control, if the Insured’s service on the Board of the Bank is subsequently terminated, except for cause, then the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured’s beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as if the Insured had died while serving on the Board of the Bank (see Subparagraph VI [A]).

XVI.                     AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVII.                 EFFECTIVE DATE

The Effective Date of this Agreement shall be January 1, 2001.

XVIII.             SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XIX.                     APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of California.

Executed at Atascadero, California this 10th day of January, 2001.

SANTA LUCIA BANK
Atascadero, California

/s/ Claudya Oglesby	By:	/s/ Stanley R. Cherry	President
Witness	Stanley R. Cherry		Title
Claudya Oglesby

/s/ Richard Hawkins	/s/ Jean Hawkins
Witness	Jean Hawkins
Richard Hawkins